UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                 Power-One, Inc.
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                         (Title of Class of Securities)

                                    739308104
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 13 Pages

CUSIP No. 739308104                   13G                   Page 2 of 13 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge International LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $15,000,000 aggregate principal amount of 8.0%
                    Senior Secured Convertible Notes due June 17, 2013,
                    convertible into 4,573,200 shares of Common Stock
                    (See item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $15,000,000 aggregate principal amount of 8.0%
                    Senior Secured Convertible Notes due June 17, 2013,
                    convertible into 4,573,200 shares of Common Stock
                    (See item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            $15,000,000 aggregate principal amount of 8.0%
            Senior Secured Convertible Notes due June 17, 2013,
            convertible into 4,573,200 shares of Common Stock
            (See item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            4.95%  (See item 4(a))
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO
--------------------------------------------------------------------------------

CUSIP No. 739308104                   13G                   Page 3 of 13 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            STAR L.P. (a statistical arbitrage strategy)
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            PN
--------------------------------------------------------------------------------

CUSIP No. 739308104                   13G                   Page 4 of 13 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Statistical Opportunities Master Fund, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            PN
--------------------------------------------------------------------------------

CUSIP No. 739308104                   13G                   Page 5 of 13 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Convertible Opportunities Master Fund, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $2,000,000 aggregate principal amount of 8.0%
                    Senior Secured Convertible Notes due June 17, 2013,
                    convertible into 609,760 shares of Common Stock
                    (See item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $2,000,000 aggregate principal amount of 8.0%
                    Senior Secured Convertible Notes due June 17, 2013,
                    convertible into 609,760 shares of Common Stock
                    (See item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            $2,000,000 aggregate principal amount of 8.0%
            Senior Secured Convertible Notes due June 17, 2013,
            convertible into 609,760 shares of Common Stock
            (See item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.69%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            PN
--------------------------------------------------------------------------------

CUSIP No. 739308104                   13G                   Page 6 of 13 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Highbridge Capital Management, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $17,000,000 aggregate principal amount of 8.0%
                    Senior Secured Convertible Notes due June 17, 2013,
                    convertible into 5,182,960 shares of Common Stock
                    (See item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $17,000,000 aggregate principal amount of 8.0%
                    Senior Secured Convertible Notes due June 17, 2013,
                    convertible into 5,182,960 shares of Common Stock
                    (See item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            $17,000,000 aggregate principal amount of 8.0%
            Senior Secured Convertible Notes due June 17, 2013,
            convertible into 5,182,960 shares of Common Stock
            (See item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            5.57%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            OO
--------------------------------------------------------------------------------

CUSIP No. 739308104                   13G                   Page 7 of 13 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Glenn Dubin
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $17,000,000 aggregate principal amount of 8.0%
                    Senior Secured Convertible Notes due June 17, 2013,
                    convertible into 5,182,960 shares of Common Stock
                    (See item 4(a))
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $17,000,000 aggregate principal amount of 8.0%
                    Senior Secured Convertible Notes due June 17, 2013,
                    convertible into 5,182,960 shares of Common Stock
                    (See item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            $17,000,000 aggregate principal amount of 8.0%
            Senior Secured Convertible Notes due June 17, 2013,
            convertible into 5,182,960 shares of Common Stock
            (See item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            5.57%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            IN
--------------------------------------------------------------------------------

CUSIP No. 739308104                   13G                   Page 8 of 13 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Henry Swieca
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (see instructions)
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $17,000,000 aggregate principal amount of 8.0%
                    Senior Secured Convertible Notes due June 17, 2013,
                    convertible into 5,182,960 shares of Common Stock
                    (See item 4(a)
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $17,000,000 aggregate principal amount of 8.0%
                    Senior Secured Convertible Notes due June 17, 2013,
                    convertible into 5,182,960 shares of Common Stock
                    (See item 4(a)
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            $17,000,000 aggregate principal amount of 8.0%
            Senior Secured Convertible Notes due June 17, 2013,
            convertible into 5,182,960 shares of Common Stock
            (See item 4(a)
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                       [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            5.57%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (see instructions)
            IN
--------------------------------------------------------------------------------

CUSIP No. 739308104                   13G                   Page 9 of 13 Pages

This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on June 20, 2008 (the "Original Schedule 13G" and the Original Schedule 13G as amended, the "Schedule 13G") with respect to shares of common stock, par value $0.001 per share (the "Common Stock") of Power-One, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 2(a), 2(b), 2(c), 4 and 5 in their entirety as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

         HIGHBRIDGE INTERNATIONAL LLC
         c/o Harmonic Fund Services
         The Cayman Corporate Centre, 4th Floor
         27 Hospital Road
         Grand Cayman, Cayman Islands, British West Indies
         Citizenship:  Cayman Islands, British West Indies

         HIGHBRIDGE CONVERTIBLE ARBITRAGE MASTER FUND, L.P.
         c/o Harmonic Fund Services
         The Cayman Corporate Centre, 4th Floor
         27 Hospital Road
         Grand Cayman, Cayman Islands, British West Indies
         Citizenship:  Cayman Islands, British West Indies

         HIGHBRIDGE CAPITAL MANAGEMENT, LLC
         9 West 57th Street, 27th Floor
         New York, New York  10019
         Citizenship:  State of Delaware

         GLENN DUBIN
         c/o Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York 10019
         Citizenship:  United States

         HENRY SWIECA
         c/o Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York 10019
         Citizenship:  United States

Item 4.   Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)   Amount beneficially owned:

       As of the date of this filing, (i) Highbridge International LLC beneficially owns $15,000,000 aggregate principal amount of 8.0% Senior Secured Convertible Notes due June 17, 2013 (the "Notes"), convertible into 4,573,200 shares of Common Stock (not counting any accrued and unpaid interest on the Notes), (ii) STAR, L.P. (a statistical arbitrage strategy) no longer

CUSIP No. 739308104                   13G                   Page 10 of 13 Pages

beneficially owns any shares of Common Stock, (iii) Highbridge Statistical Opportunities Master Fund, L.P. no longer beneficially owns any shares of Common Stock, (iv) Highbridge Convertible Opportunities Master Fund, L.P. beneficially owns $2,000,000 aggregate principal amount of Notes, convertible into 609,760 shares of Common Stock (not counting any accrued and unpaid interest on the Notes) and (v) each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of the $17,000,000 aggregate principal amount of the Notes, convertible into 5,182,960 shares of Common Stock (not counting any accrued and unpaid interest on the Notes) beneficially owned by Highbridge International LLC. Pursuant to the terms of the Notes, Highbridge International LLC and Highbridge Convertible Opportunities Master Fund, L.P. cannot convert any of the Notes until such time as the Reporting Persons would not beneficially own, after any such conversion, more than 9.99% of the outstanding Common Stock.

       Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC, STAR, L.P. (a statistical arbitrage strategy), Highbridge Statistical Opportunities Master Fund, L.P. and Highbridge Convertible Opportunities Master Fund, L.P. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is the Chief Investment Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock held by Highbridge International LLC. and Highbridge Convertible Opportunities Master Fund, L.P.

       (b)   Percent of class:

       The Company's quarterly report for the quarterly period ended September 28, 2008 filed on Form 10-Q on November 7, 2008, indicates that as of November 5, 2008, there were 87,798,208 shares of Common Stock outstanding. Therefore, based on the Company's outstanding shares of Common Stock and, for purposes of clauses (i), (iv) and (v) below, assuming the conversion of the Notes, (i) Highbridge International LLC may be deemed to beneficially own 4.95% of the outstanding shares of Common Stock of the Company, (ii) STAR, L.P. (a statistical arbitrage strategy) no longer beneficially owns any shares of Common Stock of the Company, (iii) Highbridge Statistical Opportunities Master Fund, L.P. no longer beneficially own any shares of Common Stock of the Company, (iv) Highbridge Convertible Opportunities Master Fund, L.P. may be deemed to beneficially own 0.69% of he outstanding shares of Common Stock of the Company and (v) each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed to beneficially own 5.57% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

       (c)   Number of shares as to which such person has:

             (i)    Sole power to vote or to direct the vote

                    0

             (ii)   Shared power to vote or to direct the vote

                    See Item 4(a)

CUSIP No. 739308104                   13G                   Page 11 of 13 Pages


            (iii)   Sole power to dispose or to direct the disposition of

                    0

             (iv)   Shared power to dispose or to direct the disposition of

                    See Item 4(a)


Item 5.  Ownership of Five Percent or Less of a Class

       As of the date hereof each of STAR L.P. (a statistical arbitrage strategy) and Highbridge Statistical Opportunities Master Fund, L.P. no longer beneficially owns any shares of Common Stock of the Company and has ceased to be a Reporting Person with respect to the shares of Common Stock.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 9, 2009, by and among Highbridge International LLC, Highbridge Convertible Opportunities Master Fund, L.P., Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 739308104                   13G                   Page 12 of 13 Pages

                                   SIGNATURES

       After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 9, 2009

HIGHBRIDGE CAPITAL MANAGEMENT, LLC        HIGHBRIDGE INTERNATIONAL LLC

                                          By: Highbridge Capital Management, LLC
                                              its Trading Manager

By: /s/ John Oliva
------------------------------
Name: John Oliva                          By: /s/ John Oliva
Title: Managing Director                  ------------------------------
                                          Name: John Oliva
                                          Title: Managing Director

STAR, L.P. (a statistical arbitrage       HIGHBRIDGE STATISTICAL OPPORTUNITIES
strategy)                                 MASTER FUND, L.P.

By: Highbridge Capital Management, LLC    By: Highbridge Capital Management, LLC
    its Trading Manager                       its Trading Manager


By: /s/ John Oliva                        By: /s/ John Oliva
------------------------------            ------------------------------
Name: John Oliva                          Name: John Oliva
Title: Managing Director                  Title: Managing Director



/s/ Henry Swieca                          /s/ Glenn Dubin
------------------------------            ------------------------------
HENRY SWIECA                              GLENN DUBIN


HIGHBRIDGE CONVERTIBLE OPPORTUNITIES MASTER FUND, L.P.

By: Highbridge Capital Management, LLC
    its Trading Manager


By: /s/ John Oliva
------------------------------
Name: John Oliva
Title: Managing Director

CUSIP No. 739308104                   13G                   Page 13 of 13 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the
Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, $0.001 par value, of Power-One Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 9, 2009

HIGHBRIDGE CAPITAL MANAGEMENT, LLC        HIGHBRIDGE INTERNATIONAL LLC

                                          By: Highbridge Capital Management, LLC
                                              its Trading Manager

By: /s/ John Oliva
------------------------------            By: /s/ John Oliva
Name: John Oliva                          ------------------------------
Title: Managing Director                  Name: John Oliva
                                          Title: Managing Director

HIGHBRIDGE CONVERTIBLE OPPORTUNITIES MASTER FUND, L.P.

By: Highbridge Capital Management, LLC    /s/ Glenn Dubin
    its Trading Manager                   ------------------------------
                                          GLENN DUBIN


By: /s/ John Oliva
------------------------------
Name: John Oliva
Title: Managing Director



/s/ Henry Swieca
------------------------------
HENRY SWIECA